SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

Plymouth Industrial REIT, Inc.
(Name of Issuer)

Common Stock, $0.01 par value per share
(Title of Class of Securities)

729640102
(CUSIP Number)

August 17, 2022
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 729640102	13G	Page 2 of 14

1	NAMES OF REPORTING PERSONS
MIRELF VI REIT INVESTMENTS IV, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
5,037,730

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
5,037,730

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,037,730

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 729640102	13G	Page 3 of 14

1	NAMES OF REPORTING PERSONS
MIRELF VI REIT

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
5,037,730

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
5,037,730

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,037,730

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 729640102	13G	Page 4 of 14

1	NAMES OF REPORTING PERSONS
MIRELF VI (U.S.), LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
5,037,730

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
5,037,730

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,037,730

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 729640102	13G	Page 5 of 14

1	NAMES OF REPORTING PERSONS
Madison International Holdings VI, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
5,037,730

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
5,037,730

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,037,730

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 729640102	13G	Page 6 of 14

1	NAMES OF REPORTING PERSONS
Madison International Realty VI, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
5,037,730

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
5,037,730

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,037,730

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 729640102	13G	Page 7 of 14

1	NAMES OF REPORTING PERSONS
Madison International Realty Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
5,037,730

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
5,037,730

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,037,730

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 729640102	13G	Page 8 of 14

1	NAMES OF REPORTING PERSONS
Madison International Realty Partners, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
5,037,730

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
5,037,730

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,037,730

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 729640102	13G	Page 9 of 14

1	NAMES OF REPORTING PERSONS
Madison International Realty Partners GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
5,037,730

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
5,037,730

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,037,730

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 729640102	13G	Page 10 of 14

1	NAMES OF REPORTING PERSONS
Ronald M. Dickerman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
5,037,730

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
5,037,730

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,037,730

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

Item 1. Issuer.

(a). Name of Issuer:

Plymouth Industrial REIT, Inc. (“the Issuer”)

(b). Address of Issuer’s Principal Executive Offices:

20 Custom House Street, 11th Floor
Boston, Massachusetts 02110

Item 2. Identity and Background.

(a). Name of Person Filing:

(b). Address of Principal Business Office or, if None, Residence:

(c). Citizenship:

This Statement is being filed jointly by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons”.

MIRELF VI REIT INVESTMENTS IV, LLC (“MIRELF VI Investments IV”)
Place of Organization:  Delaware

MIRELF VI REIT
Place of Organization:  Maryland

MIRELF VI (U.S.), LP
Place of Organization:  Delaware

Madison International Holdings VI, LLC
Place of Organization:  Delaware

Madison International Realty VI, LLC
Place of Organization:  Delaware

Madison International Realty Holdings
Place of Organization:  Delaware

Madison International Realty Partners, LP
Place of Organization:  Delaware

Madison International Realty Partners GP, LLC
Place of Organization:  Delaware

Ronald M. Dickerman
Citizenship:  United States

The address of the principal business office of each of the Reporting Persons is:

300 Park Avenue, 3rd floor,
New York, New York 10022

(d). Title of Class of Securities:

(e). CUSIP Number:

This statement relates to shares of Common Stock, par value $0.01 per share (the “Shares”), of the Company. The CUSIP number of the Shares is 729640102.

Item 3. If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4. Ownership.

For each Reporting Person, the information required by Items 4(a) – (c) is set forth in Rows (5) – (11) of the applicable cover page and is incorporated herein by reference for each such Reporting Person.

Beneficial ownership percentages disclosed herein are calculated based on 42,046,942 shares of Common Stock outstanding as of August 17, 2022, as communicated by the issuer to the Reporting Persons in connection with the issuance of 1,915,511 shares of Common Stock to MIRELF VI Investments IV on that date.

Item 5. Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable.

Item 8. Identification and Classification of Members of the Group.

Not Applicable. The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(k)(1) and not as members of any group.

Item 9. Notice of Dissolution of Group.

Not Applicable.

Item10. Notice of Dissolution of Group.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 22, 2022

MIRELF VI REIT INVESTMENTS IV, LLC			MIRELF VI REIT

By:	MIRELF VI REIT, its sole and managing member		By:	MIRELF VI (U.S.), LP, its sole shareholder and Trustee

By:	MIRELF VI (U.S.), LP, its sole shareholder and Trustee		By:	Madison International Holdings VI, LLC, its general partner

By:	Madison International Holdings VI, LLC, its general partner		By:	/s/ Ronald M. Dickerman
				Name:	Ronald M. Dickerman
				Title:	Managing Member

By:	/s/ Ronald M. Dickerman
	Name:	Ronald M. Dickerman
	Title:	Managing Member

MIRELF VI (U.S.), LP			MADISON INTERNATIONAL HOLDINGS VI, LLC

By:	Madison International Holdings VI, LLC, its general partner		By:	/s/ Ronald M. Dickerman
				Name: Title:	Ronald M. Dickerman Managing Member

By:	/s/ Ronald M. Dickerman
	Name: Title:	Ronald M. Dickerman Managing Member

MADISON INTERNATIONAL REALTY VI, LLC			MADISON INTERNATIONAL REALTY HOLDINGS, LLC

By:	Madison International Realty Holdings, LLC, its managing member		By:	Madison International Realty Partners, LP, its managing member

By:	Madison International Realty Partners, LP, its managing member		By:	Madison International Realty Partners GP, LLC, its general partner

By:	Madison International Realty Partners GP, LLC, its general partner		By:	/s/ Ronald M. Dickerman
				Name: Title:	Ronald M. Dickerman Managing Member

By:	/s/ Ronald M. Dickerman
	Name: Title:	Ronald M. Dickerman Managing Member

MADISON INTERNATIONAL REALTY PARTNERS, LP			MADISON INTERNATIONAL REALTY PARTNERS GP, LLC

By:	Madison International Realty Partners GP, LLC, its general partner		By:	/s/ Ronald M. Dickerman
				Name: Title:	Ronald M. Dickerman Managing Member

By:	/s/ Ronald M. Dickerman
	Name: Title:	Ronald M. Dickerman Managing Member

RONALD M. DICKERMAN

/s/ Ronald M. Dickerman